SouthPeak Announces Former Take-Two Interactive CEO Paul Eibeler Joins Board of Directors

Videogame Industry Veteran Brings Years of Experience to SouthPeak Team

MIDLOTHIAN, VA – August 3, 2009 – SouthPeak Interactive Corporation (OTC Bulletin Board: SOPK), one of the fastest growing video game publishers, today announced that Paul Eibeler, a videogame industry veteran, has joined its Board of Directors.

“As one of the most respected executives in the interactive games industry, we welcome Paul to the Board of Directors,” said Terry Phillips, Chairman of SouthPeak. “His depth of experience will certainly be an asset to SouthPeak growth as a major publisher.”

Paul Eibeler is best known for his leadership at Take-Two Interactive. As President and CEO, Take-Two grew from $250 million in revenue to over $1.3 billion during his tenure. Key titles, selling upwards of a million copies, included the Grand Theft Auto franchise, Max Payne, Midnight Club, Sid Meir’s Civilization, BioShock, and the development of 2K sports including products for NBA, NFL, NHL, and MLB.

“I am excited to be part of SouthPeak’s board of directors,” said Paul Eibeler. “SouthPeak’s robust pipeline and entrepreneurial management team has set a course for rapid growth. I look forward to working with the SouthPeak’s highly motivated team of professionals as we approach the 2009 holiday season.”

Eibeler has held management positions at Impact International and Acclaim Entertainment prior to joining Take-Two. He was also a member of the Microsoft Xbox launch team. Presently he is chairman of Cokem International, a leading interactive software distribution company.

About SouthPeak Interactive Corporation

SouthPeak Interactive Corporation develops and publishes interactive entertainment software for all current hardware platforms including: PLAYSTATION®3 computer entertainment system, PSP® (PlayStation® Portable) system, PlayStation®2 computer entertainment system, Xbox 360® videogame and entertainment system, Wii™, Nintendo DS™ and PC. SouthPeak's games cover all major genres including action/adventure, role playing, racing, puzzle strategy, fighting and combat. SouthPeak's products are sold in retail outlets in North America, Europe, Australia and Asia. SouthPeak is headquartered in Midlothian, Virginia, and has offices in Grapevine, Texas and Leicester, England.

For a comprehensive investor relations portal complete with fact sheets, presentations, interviews and video (when available), please navigate to: www.trilogy-capital.com/autoir/sopk_autoir.html

For additional information, please visit SouthPeak’s corporate website: www.southpeakgames.com

This release contains “forward-looking” statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These are statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “may,” “will,” “expects,” “projects,” “anticipates,” “estimates,” “believes,” “intends,” “plans,” “should,” “seeks,” and similar expressions. This press release contains forward-looking statements relating to, among other things, SouthPeak’s expectations and assumptions concerning future financial performance. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual future results to differ materially from those projected or contemplated in the forward-looking statements. Forward-looking statements may be significantly impacted by certain risks and uncertainties described in SouthPeak’s filings with the Securities and Exchange Commission.

Company Contact:
SouthPeak Games
Scott Silverman
516-318-4978
ssilverman@southpeakgames.com

Financial Communications Contact:
Trilogy Capital Partners
Darren Minton, Vice President
Toll-free: 800-592-6067
info@trilogy-capital.com